Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:                        Walter Ida

(808) 946-1400

Territorial Bancorp Inc. Announces Second Quarter 2015 Results

•                  Earnings per share for the three months ended June 30, 2015 rose to $0.41 per diluted share compared to $0.40 per diluted share for the three months ended June 30, 2014.

•                  Net income for the three months ended June 30, 2015 was $3.84 million compared to $3.72 million for the three months ended June 30, 2014, an increase of 3.2%.

•                  Net interest income for the three months ended June 30, 2015 was $14.06 million, compared to $13.37 million for the three months ended June 30, 2014, an increase of 5.1%.

•                  New loan originations for the three months ended June 30, 2015 totaled $132.15 million and $254.25 million for the first six months of 2015.

•                  Loans receivable and loans held for sale grew by $142.02 million or 14.7% as compared to December 31, 2014.

•                  Board of Directors approved an increase in the quarterly cash dividend from $0.16 to $0.17 per share. This is Territorial Bancorp Inc.’s 22nd consecutive quarterly dividend.

Honolulu, Hawaii, July 30, 2015 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $3.84 million or $0.41 per diluted share for the three months ended June 30, 2015, compared to $3.72 million or $0.40 per diluted share for the three months ended June 30, 2014.

The Company also announced that its Board of Directors approved an increase in its quarterly cash dividend from $0.16 to $0.17 per share.  The dividend is expected to be paid on August 27, 2015 to stockholders of record as of August 13, 2015.

Allan Kitagawa, Chairman and Chief Executive Officer, said, “Our loan portfolio grew by 14.7% during the first six months of 2015, while net interest income rose by 4.9% for the first six months of 2015 as compared to the first six months of 2014.  Our strong performance has allowed us to increase our dividend.  Our next dividend, which will be paid on August 27, 2015, represents our 22nd consecutive quarterly dividend payment.”

Interest Income

Net interest income after provision for loan losses increased to $13.96 million for the three months ended June 30, 2015 from $13.21 million for the three months ended June 30, 2014. Total interest and dividend income was $15.61 million for the three months ended June 30, 2015 compared to $14.88 million for the three months ended June 30,

2014. The $729,000 growth in interest and dividend income was primarily due to a $1.51 million increase in interest earned on loans which occurred primarily because of the increase in loans receivable.  The increase in interest income on loans was offset by an $812,000 decline in interest income from investment securities due to a net decline in our investment securities portfolio from repayments and sales that exceeded securities purchased.

Interest Expense and Provision for Loan Losses

Total interest expense increased to $1.55 million for the three months ended June 30, 2015 from $1.51 million for the three months ended June 30, 2014.  During the quarter, interest expense on deposits rose by $51,000 due to an increase in total deposits. Interest expenses on advances from the Federal Home Loan Bank rose by $91,000 due to an increase in Federal Home Loan Bank advances.  Interest expense on securities sold under agreements to repurchase declined by $100,000 because of a decrease in these borrowings.  During the quarter ended June 30, 2015, the provision for loan losses was $101,000 compared to a $156,000 provision for the three months ended June 30, 2014.

Noninterest Income

Noninterest income was $1.25 million for the three months ended June 30, 2015 compared to $1.28 million for the three months ended June 30, 2014.  The reduction in noninterest income was primarily due to a $69,000 decrease in the gain on sale of investment securities that occurred because of a reduction in the amount of securities sold.

Noninterest Expense

Noninterest expense was $8.84 million for the three months ended June 30, 2015 compared to $8.75 million for the three months ended June 30, 2014.  An increase in equipment and other general and administrative expenses was offset by a decrease in salaries and employee benefits.

Assets and Equity

Total assets increased to $1.743 billion at June 30, 2015 from $1.692 billion at December 31, 2014.  Loans receivable grew by $142.02 million or 14.7% to $1.111 billion at June 30, 2015 from $969.26 million at December 31, 2014 as residential mortgage loan originations exceeded loan repayments and sales. The growth in loans receivable was funded primarily by a $13.70 million increase in deposits, a $38.81 million decrease in cash and cash equivalents, $47.21 million received from repayments and sales of investment securities and a $42.00 million increase in Federal Home Loan Bank advances.  Securities sold under agreements to repurchase decreased to $60.0 million at June 30, 2015 from $72.0 million at December 31, 2014.  Deposits increased to $1.373 billion at June 30, 2015 from $1.360 billion at December 31, 2014.  Total stockholders’

equity increased to $218.36 million at June 30, 2015 from $216.38 million at December 31, 2014.  The increase in stockholders’ equity occurred as the Company’s net income for the year exceeded share repurchases and dividends paid to shareholders.  Through June 30, 2015, the Company has repurchased 2,949,253 shares of stock or 24.1% of the shares issued in its initial public offering in 2009.

Asset Quality

Total delinquent loans 90 days or more past due and not accruing totaled $1,805,000 (5 loans) at June 30, 2015, compared to $758,000 (4 loans) at December 31, 2014.  Non-performing assets totaled $5.40 million at June 30, 2015 compared to $4.45 million at December 31, 2014.  The ratio of non-performing assets to total assets rose to 0.31% at June 30, 2015 from 0.26% at December 31, 2014 but continues to remain one of the lowest in the country.  The allowance for loan losses at June 30, 2015 was $1.99 million and represented 0.18% of total loans compared to $1.69 million and 0.17% of total loans as of December 31, 2014.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank.  Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii.  Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 28 branch offices in the state of Hawaii.  For additional information, please visit the Company’s website at:  https://www.territorialsavings.net/

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

• statements of our goals, intentions and expectations;

• statements regarding our business plans, prospects, growth and operating strategies;

• statements regarding the asset quality of our loan and investment portfolios; and

• estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, including those set forth in the Company’s filings with the Securities and Exchange Commission, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

• general economic conditions, either nationally, internationally or in our market areas, that are worse than expected;

• competition among depository and other financial institutions;

• inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

• adverse changes in the securities markets;

• changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

• our ability to enter new markets successfully and capitalize on growth opportunities;

• our ability to successfully integrate acquired entities, if any;

• changes in consumer spending, borrowing and savings habits;

• changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

• changes in our organization, compensation and benefit plans;

• changes in our financial condition or results of operations that reduce capital available to pay dividends; and

• changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except share data)

	Three Months Ended		Six Months Ended
	6/30/2015	6/30/2014	6/30/2015	6/30/2014
Interest and dividend income:
Loans	$11,266	$9,760	$21,952	$19,300
Investment securities	4,274	5,086	8,797	10,160
Other investments	70	35	149	78
Total interest and dividend income	15,610	14,881	30,898	29,538
Interest expense:
Deposits	1,154	1,103	2,288	2,194
Advances from the Federal Home Loan Bank	157	66	227	132
Securities sold under agreements to repurchase	243	343	555	686
Total interest expense	1,554	1,512	3,070	3,012
Net interest income	14,056	13,369	27,828	26,526
Provision for loan losses	101	156	295	165
Net interest income after provision for loan losses	13,955	13,213	27,533	26,361
Noninterest income:
Service fees on loan and deposit accounts	527	524	987	1,023
Income on bank-owned life insurance	256	264	511	532
Gain on sale of investment securities	240	309	476	655
Gain on sale of loans	110	86	239	165
Other	115	96	281	262
Total noninterest income	1,248	1,279	2,494	2,637
Noninterest expense:
Salaries and employee benefits	5,064	5,297	10,163	10,660
Occupancy	1,428	1,409	2,865	2,831
Equipment	953	905	1,898	1,819
Federal deposit insurance premiums	211	201	420	400
Other general and administrative expenses	1,187	935	2,401	1,901
Total noninterest expense	8,843	8,747	17,747	17,611
Income before income taxes	6,360	5,745	12,280	11,387
Income taxes	2,523	2,026	4,917	4,206
Net income	$3,837	$3,719	$7,363	$7,181

Basic earnings per share	$0.42	$0.41	$0.81	$0.78
Diluted earnings per share	$0.41	$0.40	$0.79	$0.77
Cash dividends declared per common share	$0.16	$0.15	$0.32	$0.29
Basic weighted-average shares outstanding	9,053,383	9,164,801	9,086,865	9,176,108
Diluted weighted-average shares outstanding	9,307,988	9,346,872	9,314,776	9,363,631

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except share data)

	6/30/2015	12/31/2014
Assets
Cash and cash equivalents	$36,250	$75,060
Investment securities held to maturity, at amortized cost (fair value of $530,136 and $586,710 at June 30, 2015 and December 31, 2014, respectively)	525,708	572,922
Loans receivable, net	1,110,823	968,212
Loans held for sale	455	1,048
Federal Home Loan Bank stock, at cost	4,310	11,234
Federal Reserve Bank stock, at cost	2,971	2,925
Accrued interest receivable	4,587	4,436
Premises and equipment, net	5,314	5,629
Real estate owned	192	—
Bank-owned life insurance	41,814	41,303
Deferred income taxes receivable	8,568	7,254
Prepaid expenses and other assets	2,086	1,874
Total assets	$1,743,078	$1,691,897
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,373,379	$1,359,679
Advances from the Federal Home Loan Bank	57,000	15,000
Securities sold under agreements to repurchase	60,000	72,000
Accounts payable and accrued expenses	27,011	24,098
Current income taxes payable	2,647	826
Advance payments by borrowers for taxes and insurance	4,677	3,916
Total liabilities	1,524,714	1,475,519
Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 9,719,600 and 9,919,064 shares at June 30, 2015 and December 31, 2014, respectively	97	99
Additional paid-in capital	72,528	75,229
Unearned ESOP shares	(6,606)	(6,851)
Retained earnings	157,673	153,289
Accumulated other comprehensive loss	(5,328)	(5,388)
Total stockholders’ equity	218,364	216,378
Total liabilities and stockholders’ equity	$1,743,078	$1,691,897

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Selected Financial Data (Unaudited)

June 30, 2015

	Three Months Ended
	June 30,
	2015	2014
Performance Ratios (annualized):

Return on average assets	0.89%	0.91%
Return on average equity	7.04%	6.95%
Net interest margin on average interest earning assets	3.37%	3.39%

	At June	At December
	30, 2015	31, 2014
Selected Balance Sheet Data:

Book value per share (1)	$22.47	$21.81
Stockholders’ equity to total assets	12.53%	12.79%

Asset Quality
(Dollars in thousands):

Delinquent loans 90 days or more past due and not accruing (2)	$1,805	$758
Non-performing assets (2)	$5,403	$4,453
Allowance for loan losses	$1,994	$1,691
Non-performing assets to total assets	0.31%	0.26%
Allowance for loan losses to total loans	0.18%	0.17%
Allowance for loan losses to non-performing assets	36.91%	37.97%

Note:

(1) Book value per share is equal to stockholders’ equity divided by number of shares issued and outstanding

(2) Amounts are net of charge-offs